Exhibit 99.1

OTTAWA BANCORP, INC.

Announces First Quarter 2018 Results

Ottawa, Illinois – April 27, 2018 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.5 million, or $0.15 per basic and diluted common share for the three months ended March 31, 2018, compared to net income of $0.4 million, or $0.11 per basic and diluted common share for the three months ended March 31, 2017. During the first quarter of 2018 the Company continued to experience strong loan demand and a decrease in non-performing loans. Non-performing loans decreased from $1.6 million at December 31, 2017 to $1.3 million at March 31, 2018, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 0.75% at December 31, 2017 to 0.56% at March 31, 2018. Additionally, through March 31, 2018, the Company has repurchased a total of 67,905 shares of its common stock at an average price of $14.18 per share as part of the stock repurchase program announced on November 15, 2017.

Comparison of Results of Operations for the Three Months Ended March 31, 2018 and March 31, 2017

Net income for the three months ended March 31, 2018 was $0.5 million compared to net income of $0.4 million for the three months ended March 31, 2017. The increase in net income of $0.1 million or 34.2%, was primarily attributed to an increase in net interest income after provision for loan losses of $0.1 million and an increase in total other income of $0.1 million, partially off-set by an increase in total other expenses of $0.1 million.

Net interest income increased by $0.2 million, or 8.2%, to $2.2 million for the three months ended March 31, 2018, from $2.0 million for the three months ended March 31, 2017. Interest and dividend income increased $0.3 million, or 14.9%, primarily due to an increase in the average balances of interest-earning assets of $29.6 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 27 basis points to 0.78% for the three months ended March 31, 2018. The net interest margin decreased 5.0% during the three months ended March 31, 2018 to 3.63% from 3.82%.

We recorded a provision for loan losses of approximately $0.1 million for both of the three-month periods ended March 31, 2018 and 2017. The allowance for loan losses was $2.6 million, or 1.15% of total gross loans at March 31, 2018 compared to $2.2 million, or 1.26% of gross loans at March 31, 2017. Net charge-offs during the first quarter of 2018 were approximately $27,000 compared to $0.2 million during the first quarter of 2017. General reserves were higher at March 31, 2018, when compared to March 31, 2017, as the balances in all loan categories increased during the twelve months ended March 31, 2018. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended March 31, 2018, as compared to the same period ended March 31, 2017. Additionally, specific reserves as of March 31, 2018 were lower than they were as of March 31, 2017.

Total other income increased $0.1 million, to $0.5 million for the three months ended March 31, 2018, as compared to $0.4 million for the three months ended March 31, 2017. The increase was primarily due to higher revenues related to mortgage banking activity and an increase in the gain on sale of foreclosed real estate.

Total other expense increased $0.1 million, or 6.8%, to $1.9 million for the three months ended March 31, 2018, as compared to $1.8 million for the three months ended March 31, 2017.  The increase was primarily due to increased loan expenses, higher data processing expense, and higher other expenses.

We recorded income tax expense of approximately $0.2 million for both of the three-month periods ended March 31, 2018 and 2017.

Comparison of Financial Condition at March 31, 2018 and December 31, 2017

Total consolidated assets as of March 31, 2018 were $268.0 million, an increase of $12.6 million, or 4.9%, from $255.4 million at December 31, 2017.  The increase was primarily due to an increase of $13.2 million in the net loan portfolio, off-set by decreases in securities available for sale of $0.6 million and decreases in cash and cash equivalents of $0.6 million.

Cash and cash equivalents decreased $0.6 million, or 15.5%, to $3.2 million at March 31, 2018 from $3.8 million at December 31, 2017. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $13.7 million exceeding cash provided by financing activities of $11.7 million and cash provided by operating activities of $1.4 million.

Securities available for sale decreased $0.6 million, or 2.3%, to $25.4 million at March 31, 2018 from $26.0 million at December 31, 2017, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $13.2 million, or 6.4% to $220.2 million at March 31, 2018 compared to $207.0 million at December 31, 2017 primarily as a result of a $6.2 million increase in one-to-four family loans, a $2.3 million increase in purchased auto loans, a $2.2 million increase in consumer direct loans and a $1.6 million increase in non-residential real estate loans. The Company also experienced growth in all other loan categories during the three months ended March 31, 2018. The increases were slightly off-set by an increase in the allowance for loan losses of $0.1 million.

Total deposits increased $14.9 million, or 8.2%, to $197.7 million at March 31, 2018 from $182.8 million at December 31, 2017. At March 31, 2018 checking accounts increased by $6.2 million, savings accounts increased by $0.8 million and certificates of deposit increased by $8.1 million as compared to December 31, 2017. The increases were off-set by a decrease in money market accounts of $0.2 million.

FHLB advances decreased $2.2 million, or 14.9% to $12.9 million at March 31, 2018 compared to $15.1 million at December 31, 2017.

Stockholders’ equity decreased approximately $0.6 million, or 1.2% to $51.3 million at March 31, 2018 from $51.9 million at December 31, 2017. The decrease reflects $0.7 million to repurchase and cancel 50,305 outstanding shares, $0.4 million in declared dividends and a decrease in other comprehensive income of $0.2 million related to a decrease in the fair value of securities available for sale. These decreases were partially off-set by net income of $0.5 million for the three months ended March 31, 2018 and proceeds from stock options exercised and the allocation of ESOP shares totaling approximately $0.1 million.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
March 31, 2018 and December 31, 2017
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Cash and due from banks	$2,598,874	$2,426,924
Interest bearing deposits	576,308	1,328,893
Total cash and cash equivalents	3,175,182	3,755,817
Time deposits	250,000	250,000
Federal funds sold	1,758,000	939,000
Securities available for sale	25,453,506	26,045,675
Non-marketable equity securities	817,137	918,387
Loans, net of allowance for loan losses of $2,570,533 and $2,472,446 at March 31, 2018 and December 31, 2017, respectively	220,221,604	207,035,091
Loans held for sale	208,484	499,375
Premises and equipment, net	6,616,841	6,670,088
Accrued interest receivable	812,928	794,449
Foreclosed real estate	24,000	84,100
Deferred tax assets	1,943,254	1,870,490
Cash value of life insurance	2,305,570	2,293,800
Goodwill	649,869	649,869
Core deposit intangible	271,500	286,000
Other assets	3,458,293	3,307,734
Total assets	$267,966,168	$255,399,875
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$11,814,608	$11,562,801
Interest bearing	185,927,881	171,211,823
Total deposits	197,742,489	182,774,624
Accrued interest payable	6,890	661
FHLB advances	12,857,023	15,105,287
Other liabilities	4,900,205	4,416,368
Total liabilities	215,506,607	202,296,940
Commitments and contingencies
Redeemable common stock held by ESOP plan	1,203,306	1,202,014
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,415,490 and 3,451,802 shares issued at March 31, 2018 and December 31, 2017, respectively	34,155	34,518
Additional paid-in-capital	36,329,217	36,949,508
Retained earnings	17,828,165	17,720,962
Unallocated ESOP shares	(1,710,128)	(1,754,632)
Accumulated other comprehensive (loss) income	(21,848)	152,579
	52,459,561	53,102,935
Less:
Maximum cash obligation related to ESOP shares	(1,203,306)	(1,202,014)
Total stockholders' equity	51,256,255	51,900,921
Total liabilities and stockholders' equity	$267,966,168	$255,399,875

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three Months Ended March 31, 2018 and 2017
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Interest and dividend income:
Interest and fees on loans	$2,398,669	$1,972,750
Securities:
Residential mortgage-backed and related securities	67,466	135,868
State and municipal securities	100,448	130,629
Dividends on non-marketable equity securities	4,186	1,794
Interest-bearing deposits	15,794	9,321
Total interest and dividend income	2,586,563	2,250,362
Interest expense:
Deposits	332,524	205,269
Borrowings	48,144	6,996
Total interest expense	380,668	212,265
Net interest income	2,205,895	2,038,097
Provision for loan losses	125,500	90,000
Net interest income after provision for loan losses	2,080,395	1,948,097
Other income:
Gain on sale of securities	-	42
Gain on sale of loans	133,211	107,093
Gain on sale of foreclosed real estate	42,035	24,060
Gain on sale of repossessed assets	557	3,044
Loan origination and servicing income	162,872	100,991
Origination of mortgage servicing rights, net of amortization	12,854	15,411
Customer service fees	122,995	115,859
Increase in cash surrender value of life insurance	11,770	12,025
Other	24,938	27,965
Total other income	511,232	406,490
Other expenses:
Salaries and employee benefits	1,012,444	994,366
Directors fees	48,000	40,800
Occupancy	174,071	163,539
Deposit insurance premium	16,396	13,514
Legal and professional services	88,701	96,158
Data processing	154,773	138,493
Loan expense	168,807	118,323
Valuation adjustments and expenses on foreclosed real estate	9,012	5,462
Loss on sale of repossessed assets	3,265	274
Other	264,416	245,085
Total other expenses	1,939,885	1,816,014
Income before income tax expense	651,742	538,573
Income tax expense	172,160	181,273
Net income	$479,582	$357,300
Basic earnings per share	$0.15	$0.11
Diluted earnings per share	$0.15	$0.11
Dividends per share	$0.115	$0.04

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At March 31,	At December 31,
	2018	2017
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$267,966	$255,400
Loans, net (1)	220,222	207,035
Securities available for sale	25,454	26,046
Deposits	197,742	182,775
Stockholders' Equity	51,256	51,901
Book Value per common share	$15.01	$15.04
Tangible Book Value per common share (2)	$14.74	$14.76
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.
(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,587	$2,250
Total interest expense	381	212
Net interest income	2,206	2,038
Provision for loan losses	125	90
Total other income	511	406
Total other expense	1,940	1,816
Income tax expense	172	181
Net income	$480	$357
Basic earnings per share	$0.15	$0.11
Diluted earnings per share	$0.15	$0.11
Dividends per share	$0.115	$0.04

	At or for the Three Months Ended
	March 31,
	2018	2017
Performance Ratios:
Return on average assets	0.73%	0.61%
Return on average stockholders' equity	3.24	2.74
Average stockholders' equity to average assets	22.62	22.45
Stockholders' equity to total assets at end of period	19.13	20.32
Net interest rate spread (1)	3.47	3.71
Net interest margin (2)	3.63	3.82
Average interest-earning assets to average interest-bearing liabilities	125.11	129.02
Other expense to average assets	0.74	0.78
Efficiency ratio (3)	71.40	74.30
Dividend payout ratio	81.03	36.36

	At March 31,	At December 31,
	2018	2017
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.66%	22.52%
Tier 1 core capital (to risk-weighted assets)	20.41	21.27
Common equity Tier 1 (to risk-weighted assets)	20.41	21.27
Tier 1 leverage (to adjusted total assets)	16.08	16.21
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.05	0.18
Allowance for loan losses to gross loans outstanding	1.15	1.18
Non-performing loans to gross loans (5)	0.56	0.75
Non-performing assets to total assets (5)	0.49	0.65
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.
(4) Ratios are for Ottawa Savings Bank.

(5) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.